                                                     DRAFT OF: FEBRUARY 10, 1994

                        (LOGO)THE INFORMATION CONTAINED

                              IN THIS DOCUMENT IS

          ------------------------------------------------------------
                                  CONFIDENTIAL
          ------------------------------------------------------------

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                              (LOGO) OF CLEVELAND
                                 (216) 621-8384

                              Fax  (216) 621-1132
                              (LOGO) OF PITTSBURGH
                                 (412) 281-3838

                              Fax  (412) 281-4546
                              (LOGO) OF CINCINNATI
                                 (513) 621-8384

                              Fax  (513) 621-2901
                               (LOGO) OF COLUMBUS
                                 (614) 221-8384

                              Fax  (614) 221-8427

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

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                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant  /X/

Filed by a party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 GENCORP INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             E. R. DYE, SECRETARY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies: __________

  (2) Aggregate number of securities to which transaction applies: _____________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 ______________________________________________

  (4) Proposed maximum aggregate value of transaction: _________________________

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid: __________________________________________________

  (2) Form, Schedule or Registration Statement No.: ____________________________

  (3) Filing Party: ____________________________________________________________

  (4) Date filed: ______________________________________________________________

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

                                  GENCORP INC.
                      175 GHENT ROAD, FAIRLAWN, OHIO 44333

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ------------------

To the Shareholders of

            GenCorp Inc.:

    The Annual Meeting of Shareholders of GENCORP INC. (the "Company") will be held at the Hilton Inn West, 3180 West Market Street, Akron, Ohio, on March 30, 1994 at 9 o'clock a.m. to consider and act on the following matters:

          1. Election of Directors to serve a term of three years. (page 2)

          2. Ratification of the Board of Directors' selection of Ernst & Young as independent accountants to audit the books of account and other corporate records of the Company for 1994. (page 18)

          3. Such other matters as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on February 7, 1994 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting.

    THE COMPANY HAS A GREAT NUMBER OF SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING WHO OWN FEWER THAN 100 SHARES. WHETHER YOU OWN ONE SHARE OR HUNDREDS OF SHARES, YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. YOUR COMPLIANCE WITH THIS REQUEST WILL ENABLE THE COMPANY TO AVOID ADDITIONAL EXPENSE AND DELAY. A RETURN ENVELOPE, REQUIRING NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                                            By order of the Board of Directors,
                                            EDWARD R. DYE, Secretary
Fairlawn, Ohio
February 11, 1994

                                 ANNUAL MEETING

                                       OF

                                  GENCORP INC.
                      175 GHENT ROAD, FAIRLAWN, OHIO 44333

                               ------------------

                                PROXY STATEMENT

                                                               February 11, 1994

  This Proxy Statement is being mailed to shareholders beginning approximately February 11, 1994 in connection with the solicitation by the Company, on behalf of its Board of Directors, of proxies to be used at the Annual Meeting of Shareholders of the Company which is to be held on March 30, 1994 at the Hilton Inn West, 3180 West Market Street, Akron, Ohio, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

  If the accompanying form of proxy is signed, dated and returned it will be voted, but it may be revoked at any time before it is voted. Shares in respect of which a proxy or other written instruction is not received by the Company will not be voted. The presence of a shareholder at the meeting does not revoke any proxy previously given. A shareholder, without affecting any vote previously taken, may revoke his or her proxy by giving notice to the Company in writing or in open meeting.

  Shares held for the accounts of shareholders participating in the Company's automatic Dividend Reinvestment Service will be voted in accordance with the proxies returned by the participants to the Company in respect of the underlying shares which the participants hold of record. If such proxies are not returned by the participants to the Company, the participants' Dividend Reinvestment Service shares will not be voted.

  For participants in the Company's savings and profit sharing plans, the Trustee for the plans, Mellon Bank N.A., will vote any shares that it holds for participants' accounts in accordance with the confidential voting instructions returned by the participants to the Trustee, c/o the Company. If such confidential voting instructions are not returned by the participants, the participants' shares held by the Trustee will be voted by the Trustee in accordance with the instructions of the Benefits Management Committee for the plans.

  A copy of the Company's 1993 Annual Report, including financial statements, is enclosed in the envelope with this Proxy Statement.

  At the close of business on February 7, 1994, there were 31,729,858 outstanding shares of Common Stock and no outstanding shares of Cumulative Preference Stock of the Company. Holders of outstanding shares of Common Stock are entitled to one vote for each full share held on the February 7, 1994 record date.

                      NOMINATION AND ELECTION OF DIRECTORS

  The Company's Code of Regulations provides for a Board of not less than seven nor more than seventeen directors, and authorizes the Board to determine from time to time the number of directors within that range that will constitute the Board by the affirmative vote of a majority of the members then in office. Additionally, the Company's Articles of Incorporation require that the Board of Directors be divided into three classes having staggered terms.

  In July 1993, the Board increased the number of directors from ten to eleven and filled the resulting vacancy by appointing Dr. R. Byron Pipes a director of the Company.

  Mr. J. L. Heckel, who has been President, Chief Operating Officer and a director of the Company since 1987, has retired from the Company and resigned from the Board during 1993. Effective November 1, 1993, the Board elected Mr. John B. Yasinsky President and Chief Operating Officer and a director of the Company to fill the vacancy created by Mr. Heckel's resignation.

  The Board has set the number of directors to be elected at this Annual Meeting at four. It is recommended that the Board's four nominees named below be elected to serve for a three-year term expiring at the 1997 Annual Meeting.

  Abstentions and non-votes are counted as present for purposes of determining whether a quorum is present at the meeting. Directors are elected by a plurality of the votes cast. Votes cast for a nominee will be counted in favor of election. Withhold votes and broker non-votes will not count either in favor of, or against, election of a nominee. It is the intention of the persons named in the accompanying form of proxy, unless authorization to do so is withheld, to vote for the election of the four nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. If, prior to the meeting, a nominee becomes unable to serve as a director for any reason, the proxyholders reserve the right to substitute another person of their choice in such nominee's place and stead. It is not anticipated that any nominee will be unavailable for election.

  The Company has no provision for cumulative voting in the election of directors. Holders of Common Stock are, therefore, entitled to cast one vote for each share held on the February 7, 1994 record date for each nominee for director.

  The information set forth below is given as of December 31, 1993. Each nominee for election at this meeting and each director continuing in office has had the same principal occupation or employment during the past five years unless otherwise indicated.

NOMINEES FOR ELECTION AT THIS MEETING TO THREE-YEAR TERMS EXPIRING IN 1997:

J. M. OSTERHOFF
Director since 1990

Executive Vice President and Chief Financial Officer of US WEST Inc., Englewood, CO (communications services company) since December 1991. Previously Vice President, Chief Financial Officer of Digital Equipment Corporation, Maynard, MA (computer systems, software and services company). Chairman of the Finance Committee and Member of the Audit Committee of the Board. Age 57.

P. J. PHOENIX
Director since 1990

Chairman and Chief Executive Officer of Dofasco Inc., Hamilton, Ontario, Canada (steel manufacturing company) from 1990 until retirement May 1, 1992. President, Chief Executive Officer and Chief Operating Officer from 1987 until 1990. Director of The Bank of Nova Scotia, Nova Scotia, Canada; Mutual Life of Canada, Waterloo, Ontario, Canada and Boise Cascade Corporation, Boise, ID. Chairman of the Compensation Committee and member of the Finance Committee of the Board. Age 66.

J. R. STOVER
Director since 1987

Chairman of the Board and Chief Executive Officer of Eaton Corporation, Cleveland, OH (manufacturer of electronic, avionic and transportation products) from 1986 until retirement January 1, 1992 (President and Chief Operating Officer from 1979 until 1986). Chairman of the Executive Committee and member of the Compensation, Finance and Nominating Committees of the Board. Age 67.

J. B. YASINSKY
Director since November 1993

President and Chief Operating Officer of the Company and a Director since November 1, 1993. Previously Group President, Westinghouse Electric Corporation, Pittsburgh, PA (power generation and electrical equipment manufacturing company) since February 1993; President, Westinghouse Power Systems from 1990 to 1993; Executive Vice President, World Resources and Technology from 1989 to 1990. Member of the Executive and Public Policy Committees of the Board. Age 54.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1995:

P. X. KELLEY
Director since 1989

Vice Chairman of Cassidy and Associates, Inc., Washington, D.C. (government and public relations firm) since January 1990 (Vice President from January 1989 until January 1990). General Kelley served as Commandant of the United States Marine Corps from 1983 until retirement in June 1987. Director of Allied Signal Inc., Morristown, NJ; PHH Corporation, Hunt Valley, MD; The Wackenhut Corporation, Coral Gables, FL; Sturm, Ruger and Co., Inc., Southport, CT; UST, Inc., Greenwich, CT and Saul Centers, Inc., Chevy Chase, MD. Chairman of the Public Policy Committee and member of the Audit and Nominating Committees of the Board. Age 65.

DR. R. B. PIPES
Director since July 1993

President of Rensselaer Polytechnic Institute, Troy, NY since July 1993. Provost of the University of Delaware from 1991 until July 1993 and Dean of the College of Engineering since 1985. Member of the Nominating and Public Policy Committees of the Board. Age 52.

H. A. SHAW, III
Director since 1990

Chairman of the Board of Huffy Corporation, Dayton, OH (recreational, juvenile and lawn and garden products company) since April 1993 (Chairman and Chief Executive Officer since 1986, President and Chief Executive Officer since 1982 and President and Chief Operating Officer since 1979). Director of Society Corporation, Cleveland, OH; Outboard Marine Corporation, Waukegan, IL; Duriron Company, Dayton, OH and Baldwin Piano & Organ Corporation, Cincinnati, OH. Chairman of the Nominating Committee and member of the Compensation and Finance Committees of the Board. Age 56.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1996:

DR. R. K. JAEDICKE
Director since 1990

Professor of Accounting at the Graduate School of Business, Stanford University, Stanford, CA since 1961 (formerly served as Dean of the Graduate School of Business from 1983 until September 1990). Director of Boise Cascade Corporation, Boise, ID; Homestake Mining Co., San Francisco, CA; Enron Corporation, Houston, TX; Wells Fargo & Co., San Francisco, CA; California Water Services Company, San Jose, CA, and State Farm Insurance Companies, Bloomington, IL. Chairman of the Audit Committee and member of the Public Policy Committee of the Board. Age 65.

R. D. KUNISCH
Director since 1992

Chairman of the Board since 1989, Chief Executive Officer since 1988 and President since 1984 of PHH Corporation, Hunt Valley, MD (a transnational business services company). Director of CSX Corporation, Richmond, VA and Mercantile Bankshares, Baltimore, MD. Member of the Compensation, Audit and Executive Committees of the Board. Age 52.

J. LAFONTANT-MANKARIOUS
Director since 1993

Partner in the law firm of Holleb & Coff, Chicago, IL since June 1993. Ambassador-at-Large and U.S. Coordinator for Refugee Affairs from June 1989 until January 1993. Formerly a director of GenCorp from 1988 until June 1989 and a senior partner in the law firm of Vedder, Price, Kaufman, Kammholz and Day, Chicago, IL, from 1983 until 1989; Director, Flavors Holdings Inc., New York, NY and Mafco Worldwide Corporation, New York, NY. Member of the Audit, Executive and Public Policy Committees of the Board. Age 71.

A. W. REYNOLDS
Director since 1984

Chairman of the Board of Directors since January 1987 and Chief Executive Officer of the Company since August 1985 (President and Chief Operating Officer from September 1984 until August 1985); Executive Vice President of TRW Inc., Cleveland, OH (manufacturer of electronic, aerospace and automotive components) from 1971 until September 1984, and a Director of TRW from 1975 until 1984. Director and Chairman of the Federal Reserve Bank of Cleveland, Cleveland, OH; Director of Eaton Corporation, Cleveland, OH, and Boise Cascade Corporation, Boise, ID. Member of the Executive, Finance and Nominating Committees of the Board. Age 60.

               HOLDINGS OF SHARES OF THE COMPANY'S CAPITAL STOCK

SECURITY OWNERSHIP OF MANAGEMENT

  The following table lists share ownership of the Company's Common Stock by directors and executive officers of the Company as of December 31, 1993, except for Mr. J. B. Yasinsky whose ownership is as of January 26, 1994. Unless otherwise indicated, share ownership is direct.

                                                                               PERCENT
                                                          AMOUNT OF              OF
                BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP     CLASS(2)
- ---------------------------------------------------------------------------------------
R. K. Jaedicke                                               200                --
P. X. Kelley                                               1,066                --
R. D. Kunisch                                              1,000                --
J. Lafontant-Mankarious                                      200                --
J. M. Osterhoff                                            2,251                --
P. J. Phoenix                                              1,000                --
R. B. Pipes                                                  -0-                --
H. A. Shaw                                                 2,000                --
J. R. Stover                                               1,500                --
J. B. Yasinsky                                             5,126(1)             --
A. W. Reynolds                                            30,759(1)             --
R. I. Ramseier                                             3,800(1)             --
M. L. Isles                                                3,009(1)             --
D. M. Steuert                                              9,392(1)             --
C. R. Ennis                                               19,258(1)             --
All directors and executive officers as a group          132,518(1)          0.418%

- ---------------

(1) Includes the approximate number of shares credited to the individual's account as of December 31, 1993 under the GenCorp Profit Sharing Retirement and Savings Plan, a savings plan for salaried employees sponsored by the Company prior to September 1989, and under the GenCorp Savings Plan.

(2) The percentage of shares beneficially owned by the Company's directors and executive officers, individually and in the aggregate, does not exceed 1% of the Company's Common Stock.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership of GenCorp equity securities and certain benefit plan interests with the Securities and Exchange Commission and the New York and Chicago Stock Exchanges and to furnish to the Company copies of all Section 16(a) forms which they file. As a result of certain temporary inaccuracies in the Company's records, phantom stock units and dividend equivalents credited for fiscal 1992 to the accounts of Messrs. Osterhoff, Phoenix and Shaw in the Company's Deferred Compensation Plan for Nonemployee Directors were not reported on Form 5 for 1992 on behalf of such directors on a timely basis. However, based upon its review of copies of Section 16(a) forms received by it, or written representations received from certain reporting persons, the Company believes that its executive officers and directors have complied with all applicable
Section 16(a) filing requirements for fiscal 1993.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists the only persons believed by the Company to be the beneficial owners of more than five percent of the 31,729,858 shares of the Company's Common Stock outstanding as of December 31, 1993. The dates applicable to the beneficial ownership indicated are set forth in the footnotes below.

                                                          SHARES
                                                       BENEFICIALLY      PERCENT
                BENEFICIAL OWNER                          OWNED          OF CLASS
- ---------------------------------------------------------------------------------
GenCorp employee savings plans                          6,684,561       21.07%(1)
  175 Ghent Road
  Fairlawn, OH 44333
Putnam Investments Inc.                                 3,027,732        9.54%(2)
  One Post Office Square
  Boston, MA 02109
Mario J. Gabelli/The Gabelli Group, Inc.                2,679,983        8.45%(3)
  655 Third Avenue
  New York, NY 10017

- ---------------

(1) Shares held at December 31, 1993 by the Trustee for the plans, Mellon Bank, included 1,211,586 shares held for the GenCorp Profit Sharing Retirement and Savings Plan, and 5,472,975 shares held for the GenCorp Savings Plan. Shares are voted by the Trustee in accordance with instructions of the participating employees to whose accounts such shares are allocated, except that shares for which no employee instructions are received and shares held for the plans which have not been allocated to participants' accounts are voted by the Trustee in accordance with instructions of the Benefits Management Committee ("Committee") for the plans. Pursuant to the terms of the plans, the Committee presently consists of six persons, all of whom are officers of the Company.

(2) Putnam Investments Inc. has shared investment discretion with respect to all such shares, shared voting authority with respect to 61,600 shares and no voting authority with respect to the remainder of such shares according to a
    Schedule 13G for the year ended December 31, 1993 filed with the Securities and Exchange Commission.

(3) Mario J. Gabelli, directly as to 3,936 shares and through and shared with The Gabelli Group, Inc. and its subsidiaries as to the balance of the shares, has investment discretion with respect to 2,663,883 shares and investment discretion shared with others as to 16,100 shares, and sole voting authority with respect to 2,434,222 shares, voting authority shared with others as to 16,100 shares, and no voting authority with respect to 229,661 shares, according to an amendment to Schedule 13D dated June 25, 1993 filed with the Securities and Exchange Commission. The foregoing ownership interests have been adjusted to delete the effect of 400,890 shares which would be receivable by members of The Gabelli Group upon conversion of GenCorp Convertible Subordinated Debentures which are held by members of the group according to the June 25, 1993 amendment to Schedule 13D.

                  BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

MEETINGS OF THE BOARD

  The Company's Board of Directors held seven meetings during the 1993 fiscal year.

COMPENSATION COMMITTEE

  The Compensation Committee administers the Company's incentive and deferred compensation plans and approves, and in some cases recommends to the Board of Directors for approval, the compensation of employee-directors, officers, and principal executives of the Company. Four meetings were held in 1993. Additional information regarding the Compensation Committee begins on page 14.

AUDIT COMMITTEE

  The Audit Committee reviews the scope of the audits to be made by the independent accountants and receives and reviews a report from the independent accountants prior to the publication of the audited financial statements; considers and recommends to the Board of Directors the selection of the independent accountants to examine the consolidated financial statements of the Company for the next year; considers the Company's system of internal control; and receives periodic reports from the Internal Auditing and Law Departments on a number of matters, including compliance with the Company's Policy on Illegal and Improper Activities. Four meetings were held in 1993. Members of the Audit Committee are: Dr. R. K. Jaedicke, Chairman, P. X. Kelley, R. D. Kunisch, J. Lafontant-Mankarious and J. M. Osterhoff.

EXECUTIVE COMMITTEE

  During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, may exercise, under the control and direction of the Board, all of the powers of the Board of Directors in the management and control of the business of the Company. The Executive Committee did not meet or take any action during 1993. Members of the Executive Committee are: J. R. Stover, Chairman, R. D. Kunisch, J. Lafontant-Mankarious,
A. W. Reynolds and J. B. Yasinsky.

FINANCE COMMITTEE

  The Finance Committee advises the Board with regard to planning of the Company's capital structure and raising long-term capital; reviews the performance and management of the Company's employee benefit plan funds and advises the Board with respect thereto; advises the Board in regard to contributions to the pension plans of the Company, or any proposed changes in the funding method, interest assumption and amortization of liabilities in connection with any such plan; advises the Board with respect to the Company's dividend policy; and takes such further action or provides such further advice as the Board may from time to time request. Four meetings were held in 1993. Members of the Finance Committee are: J. M. Osterhoff, Chairman, P. J. Phoenix,
A. W. Reynolds, H. A. Shaw and J. R. Stover.

NOMINATING COMMITTEE

  The Nominating Committee recommends to the Board candidates to fill vacancies on the Board which occur between Annual Sharehol-ders' Meetings, recommends replacement candidates for those Board members who will not be candidates at the next Annual Meeting, and considers recommendations for candidates received from shareholders. In order to be considered for election at an Annual Meeting, shareholder recommendations must be mailed to the Nominating Committee, 175 Ghent Road, Fairlawn, Ohio 44333, Attention: Secretary, and must be received no later than the December 1 immediately preceding the mailing of the proxy statement for such Annual Meeting. Three meetings were held during 1993. Members of the Nominating Committee are: H. A. Shaw, Chairman, P. X. Kelley, R. B. Pipes, A. W. Reynolds and J. R. Stover.

PUBLIC POLICY COMMITTEE

  The Public Policy Committee advises the directors with regard to significant matters of public policy, including proposed actions of domestic and foreign governments which may materially affect the Company, reviews and evaluates management proposals concerning adoption of major policies and programs relating to matters of public policy, and recommends to the directors specific action relating to significant matters of public policy affecting the Company. Three meetings were held during 1993. Members of the Public Policy Committee are: P.
X. Kelley, Chairman, R. K. Jaedicke, J. Lafontant-Mankarious, R. B. Pipes and J.
B. Yasinsky.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                 ANNUAL COMPENSATION         -------------------------------
                                        -------------------------------------     AWARDS          PAYOUTS
                                                                             ----------------   ------------
                                                               OTHER ANNUAL     SECURITIES                        ALL OTHER
                                         SALARY       BONUS    COMPENSATION     UNDERLYING      LTIP PAYOUTS     COMPENSATION
 NAME AND PRINCIPAL POSITION     YEAR     ($)          ($)       ($) (2)     OPTIONS/SARS (3)     ($) (4)         ($) (5)(6)
- -----------------------------------------------------------------------------------------------------------------------------
A. W. Reynolds                   1993   $650,833     $330,000    $    279              --               --         $117,896
 Chairman of the Board and       1992    625,000      285,000          --              --               --          111,120
 Chief Executive Officer         1991    595,000      275,000          --              --               --           97,869
R. I. Ramseier                   1993    279,041      142,000          --           8,000         $ 68,701           32,937
 Vice President; President,      1992    275,830      142,000          --              --               --           33,050
 Aerojet-General Corporation     1991    250,000      140,000          --              --               --           26,692
M. L. Isles                      1993    258,333      120,000         354           9,000               --           30,283
 Vice President; President,      1992    248,333       81,000          --              --            4,635           28,161
 GenCorp Automotive              1991    232,500       76,000          --              --            4,274           24,397
D. M. Steuert                    1993    218,667      114,000          --           7,500               --           20,120
 Vice President and Chief        1992    210,000       87,000          --              --               --           17,054
 Financial Officer; Treasurer    1991    197,500       85,000          --              --               --           14,407
C. R. Ennis                      1993    215,333      104,000          --           7,000               --           21,086
 Vice President and              1992    210,000       87,000          --              --               --           17,486
 General Counsel                 1991    198,667       85,000          --              --               --           14,933
J. L. Heckel                     1993    450,000      175,000          --              --               --           47,372
 Retired President and Chief     1992    432,500      165,000          --              --               --           48,024
 Operating Officer               1991    416,667      158,000          --              --               --           40,714
J. B. Yasinsky                   1993    460,000(1)        --      24,233         100,000               --          500,000(7)
 President and Chief             1992         --           --          --              --               --               --
 Operating Officer               1991         --           --          --              --               --               --
- ---------------

(1) The amount shown for J.B. Yasinsky is stated on an annualized basis and has been determined pursuant to the terms of his employment agreement described on page 13. Actual salary paid to Mr. Yasinsky for the period November 1, 1993 to November 30, 1993 was $38,333.

(2) Amounts shown for Messrs. Reynolds and Isles represent reimbursement for taxes paid in connection with use of the corporate aircraft and, in the case of Mr. Yasinsky, for relocation expenses. Perquisites and other personal benefits provided during 1993, 1992 and 1991 did not exceed disclosure thresholds established by the Securities and Exchange Commission.

(3) Represents the number of shares of GenCorp Common Stock underlying options granted in 1993 pursuant to the GenCorp Inc. 1993 Stock Option Plan.

(4) Represents the value of prior years' awards under the Company's Stock Incentive Compensation Plan which were paid pursuant to payment elections filed by the executive at the time of grant.

(5) Includes amounts accrued as dividend and interest earnings on prior years' awards under the Company's Stock Incentive Compensation Plan. Dividends are accrued on phantom shares at the same rate as dividends paid on Common Stock, and are credited to the executive's account as an additional number of phantom shares determined by dividing the aggregate amount of the dividend by the market value of Common Stock on the dividend date. The actual value on a future payment date of phantom shares attributable to these accruals will be equal to the market value of Common Stock on such future payment date. In the case of Messrs. Ramseier and Isles, interest at a rate equal to that earned by the Interest Income Fund of the GenCorp Savings Plan is credited to the executive's account in respect of awards attributable to years prior to 1987. Amounts accrued during 1993, and the number of phantom shares attributable thereto, were: A. W. Reynolds $75,784 (5,430 shares), R. I. Ramseier $15,412 (421 shares), M. L. Isles $14,731
    (374 shares), D. M. Steuert $6,365 (451 shares), C. R. Ennis $7,393 (525 shares) and J. L. Heckel $23,409 (1,669 shares). J. B. Yasinsky did not participate in the Plan during 1993.

(6) Includes Company contributions to the executive's account in the GenCorp Savings Plan and, where applicable, the amount credited to the executive's account in the Company's Benefits Restoration Plan, a nonfunded plan which restores to the individual's account amounts otherwise excluded due to limitations imposed by the Internal Revenue Code of 1986 ("Code") on contributions and includable compensation under qualified plans. Amounts credited during 1993 were: A. W. Reynolds $42,112, R. I. Ramseier $17,525,
    M. L. Isles $15,552, D. M. Steuert $13,755, C. R. Ennis $13,693 and J. L.
    Heckel $23,963. J.B. Yasinsky did not participate during fiscal 1993.

(7) Pursuant to the terms of his employment agreement, Mr. Yasinsky received on commencement of his employment this one-time payment intended to compensate him for the loss or forfeiture of payments, benefits or entitlements under plans and programs of his former employer, such as long term incentive compensation and stock options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                                                                STOCK PRICE
                                                                                                APPRECIATION
                                                                                               FOR OPTION TERM
                            INDIVIDUAL GRANTS                                                 (TEN YEARS)(4)(5)
- ----------------------------------------------------------------------------------------------------------------------
                     NUMBER OF
                     SECURITIES    PERCENT OF TOTAL
                     UNDERLYING      OPTIONS/SARS
                    OPTIONS/SARS      GRANTED TO      EXERCISE OR
                      GRANTED         EMPLOYEES        BASE PRICE   EXPIRATION
         NAME          (#)(1)       IN FISCAL YEAR    ($/SHARE)(3)     DATE     0% ($)       5% ($)          10%($)
- ----------------------------------------------------------------------------------------------------------------------
A. W. Reynolds            -0-(2)            --               --           --       --              --               --
R. I. Ramseier          8,000            1.59%          $16.625      9-10-03    $ -0-    $     83,643     $    211,968
M. L. Isles             9,000            1.79%           16.625      9-10-03      -0-          94,098          238,464
D. M. Steuert           7,500            1.50%           16.625      9-10-03      -0-          78,415          198,720
C. R. Ennis             7,000            1.40%           16.625      9-10-03      -0-          73,188          185,472
J. L. Heckel              -0-(2)            --               --           --       --              --               --
J. B. Yasinsky        100,000           19.94%           16.000      11-1-03      -0-       1,006,231        2,549,988
All Shareholders(6)       N/A              N/A              N/A          N/A      -0-     319,265,831      809,111,379
- ----------------------------------------------------------------------------------------------------------------------

(1) Non-qualified stock options granted pursuant to the GenCorp Inc. 1993 Stock Option Plan ("Plan") for the number of shares of GenCorp Inc. Common Stock indicated. No Stock Appreciation Rights were granted in 1993. Options granted to Messrs. Ramseier, Isles, Steuert and Ennis become exercisable 25% on March 10, 1994, 25% on September 10, 1994, 25% on September 10, 1995 and 25% on September 10, 1996. Options granted to Mr. Yasinsky become exercisable 25% on May 1, 1994, 25% on November 1, 1994, 25% on November 1, 1995 and 25% on November 1, 1996.

(2) Mr. Reynolds previously elected not to participate in the Plan. Mr. Heckel did not receive a grant since his retirement date would precede the initial exercisability date under the terms of the Plan.

(3) Exercise price equals the closing market price of GenCorp Common Stock on the date of grant as reported in the New York Stock Exchange Composite Transactions published in the Wall Street Journal.

(4) The 0%, 5% and 10% appreciation over 10 years' option valuation method assumes a stock price of $16.625, $27.080 and $43.121, respectively, at September 10, 2003 for options held by Messrs. Ramseier, Isles, Steuert and Ennis and a stock price of $16.000, $26.062, and $41.500, respectively, at November 1, 2003 in the case of the potential realizable values shown in the table for Mr. Yasinsky and for all shareholders.

(5) The potential realizable values are shown in the table in conformity with Securities and Exchange Commission regulations, and are not intended to forecast possible future appreciation. The Company is not aware of any formula which will predict with reasonable accuracy the future appreciation of equity securities. No gain can be realized by optionees without an increase in stock price appreciation, which will benefit all shareholders commensurately. A 0% gain in stock price appreciation will result in zero dollars for an optionee.

(6) Based upon 31,729,858 shares of GenCorp Common Stock outstanding on December 31, 1993.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                    PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER NON-
                                                     OR OTHER              STOCK PRICE-BASED PLANS
                                 NUMBER OF         PERIOD UNTIL      ------------------------------------
                             SHARES, UNITS OR      MATURATION OR     THRESHOLD      TARGET       MAXIMUM
          NAME                 OTHER RIGHTS           PAYOUT            ($)           ($)          ($)
- ---------------------------------------------------------------------------------------------------------
A. W. Reynolds                         (1)                 --              --            --            --
R. I. Ramseier                         (2)            3 Years         $52,630      $105,260      $210,520
M. L. Isles                            (2)            3 Years          47,291        94,583       189,166
D. M. Steuert                          (2)            3 Years          33,266        66,533       133,066
C. R. Ennis                            (2)            3 Years          31,933        63,866       127,733
J. L. Heckel                           (1)                 --              --            --            --
J. B. Yasinsky                         (2)            3 Years          99,000       198,000       396,000

- ---------------
(1) Messrs. Reynolds and Heckel did not participate in the Program for the 1993-1995 performance period.

(2) Indicates awards under the GenCorp Inc. Long Term Incentive Program ("Program") pursuant to which key employees designated by the Compensation Committee may receive incentive payments equal to specified percentages of average annual compensation upon attainment of specified threshold, target or maximum levels of financial performance ("performance goals") over a three-year performance period. For the 1993-1995 performance period threshold, target and maximum performance goals are designated percentages of Corporate Return on Assets Employed ("ROAE") in the case of corporate officers participating in the Program and, in the case of segment presidents and other key segment employees participating in the Program, ROAE goals based 75% on corporate results and 25% on the applicable segment's results. No payments are made under the Program if financial performance for the performance period falls below threshold levels.

(3) Percentages of average annual compensation (determined for the three-year performance period) payable to participants upon attainment of performance goals for the 1993-1995 performance period are as follows:

                                               THRESHOLD     TARGET     MAXIMUM
                                               ---------     ------     -------
               President and COO                   15%         30%        60%
               Segment Presidents                12.5%         25%        50%
               Other Executive Officers            10%         20%        40%

(4) Future payouts, if any, will be calculated on the basis of actual average annual compensation (salary and bonus) paid to the participant during the three-year performance period. For purposes of the table above, estimated future payouts have been calculated on the basis of the participant's 1993 fiscal year salary and bonus shown in the Summary Compensation Table, and in the case of Mr. Yasinsky, on the basis of the initial base salary and minimum 1994 bonus provided pursuant to his employment agreement described on page 13.

                                PENSION BENEFITS

  The Company's salaried pension plans include several formulas for the determination of benefits, and require that the formula providing the highest benefit be utilized to determine an individual employee's actual benefit. Benefits for Messrs. Ramseier, Isles, Steuert, Ennis and Heckel have been determined pursuant to a formula which utilizes five-year average compensation for years of service prior to December 1, 1994 and a career average formula for service from December 1, 1994 to normal retirement. Benefits for Messrs. Reynolds and Yasinsky have been determined pursuant to the terms of their employment agreements. Estimated benefits are shown below because the required calculations do not lend themselves to a typical pension plan table where benefits can be determined by the reader solely upon the basis of years of service and final compensation.

                                                           ESTIMATED
                                    APPROXIMATE         ANNUAL BENEFITS
                                 YEARS OF CREDITED         PAYABLE AT
                                    SERVICE AT               NORMAL
                 NAME            NORMAL RETIREMENT       RETIREMENT(1)
          ---------------------------------------------------------------
          A. W. Reynolds(2)              41                 $495,448
          R. I. Ramseier                 40                  255,209
          M. L. Isles                    31                  171,696
          D. M. Steuert                  27                  147,658
          C. R. Ennis                    12                   59,603
          J. L. Heckel(3)                38                  323,873
          J. B. Yasinsky(2)              41                  388,080

- ---------------

(1) Retirement benefits shown in the table for Messrs. Isles, Steuert, Ennis and Heckel were calculated pursuant to the terms of the Pension Plan for Salaried Employees of GenCorp Inc. (the "GenCorp Pension Plan"). Mr. Ramseier's benefit was calculated pursuant to the Aerojet-General Corporation Consolidated Pension Plan (the "Aerojet Pension Plan"). The formulas utilized to calculate the benefits set forth above (except as to Messrs. Reynolds and Yasinsky) reflect amendments required by the Tax Reform Act of 1986. There is no offset for Social Security payments. Messrs. Reynolds' and Yasinsky's retirement benefits have been deter-mined pursuant to the supplemental pension provisions of their employment agreements described on page 13.
       The benefits shown (except for Mr. Heckel) are estimated and have not been adjusted for any survivor option. Each estimated benefit is based upon the assumption that the executive will remain an employee until age 65 at a rate of compensation equivalent to that in effect on December 1, 1993 and that the pension plan under which such estimated benefit is calculated will remain unchanged.
       Benefits for Messrs. Ramseier, Isles, Steuert, Ennis and Heckel have been determined by a formula which provides for a benefit (A) for years of service prior to December 1, 1994 of (i) 1.125% of five-year average compensation ("average compensation") up to the average Social Security wage base ("ASSWB") plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (ii) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 1994
    (i) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (ii) after attainment of 35 years of service, 2.0% of annual compensation.
       The benefits shown in the table have not been reduced to reflect either
    (i) the limitation on includable compensation or the overall benefit limitation imposed on pension plans qualified under Section 401(a) of the Code, or (ii) a plan's own exclusions from includable compensation, such as amounts deferred under the Company's Deferred Bonus Plan, since the amount of any such reductions will be restored to the individual pursuant to the terms of the Company's Benefits Restoration Plan, a nonfunded plan with benefits payable out of the general assets of the Company.

(2) Mr. Reynolds' benefit is the product of (i) total years of service (including 27 years credited upon Mr. Reynolds' employment with the Company, plus additional years accrued as an employee until age 65), (ii) 1.33%, and
    (iii) the average of his five highest years of compensation (salary and year end payment only) during the ten years preceding retirement. Mr. Yasinsky's benefit is the product of (i) total years of service (including 30 years credited upon Mr. Yasinsky's employment with the Company, plus additional years accrued as an employee until age 65), (ii) 1.47%, and (iii) the average of his five highest years of compensation (salary and year end payment only) during the ten years preceding retirement. Under the terms of both Mr. Reynolds' and Mr. Yasinsky's employment agreements, amounts determined pursuant to the foregoing formulas will be paid out of Company funds and will be offset by any payments made from the GenCorp Pension Plan and the pension plans of their prior employers.

(3) The benefit shown for Mr. Heckel, who retired from the Company during 1993, reflects his actual benefit prior to election of any survivor payment option.

                            ------------------------

COMPENSATION OF DIRECTORS

  Each nonemployee director receives (a) a retainer of $22,000 per year, (b) $850 for each Board meeting, (c) $425 for each meeting of a Committee of the Board held on the same date as a Board meeting and (d) $850 for each meeting of a Committee of the Board held on any day other than a Board meeting date. Members of the Audit Committee receive $850 for each Committee meeting regardless of the date of the meeting. In addition, nonemployee directors who serve as Chairman of a Committee of the Board receive an annual fee of $2,000 in consideration of such service.

  Directors who are also employees of the Company are not compensated separately for serving on the Board and are not paid a retainer or additional compensation for attendance at Board or committee meetings.

  Each nonemployee director who serves on the Board on or after January 21, 1987 and who terminates his or her service as a director after at least sixty months of service (including any service prior to January 21, 1987) will receive an annual retirement benefit equal to the retainer in effect on the date such director's service terminates, payable in monthly installments, until the number of monthly payments made equals the lesser of (a) the individual's months of service as a director, or (b) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments will be paid, in a lump sum, to the retired director's surviving spouse or other designated beneficiary, if any, or to the retired director's estate.

  Under the Board's retirement policy, a director's term of office expires at the annual meeting following his or her seventy-second birthday regardless of the term of the class for which such director was last elected.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  Under the terms of a September 1984 employment agreement (which had an initial term of five years and which, unless otherwise elected by the Company, is automatically extended for an additional one-year period beginning on the third anniversary and each anniversary thereafter), if the Company does not continue Mr. A. W. Reynolds' employment in the capacity of Chief Executive Officer, or if the Company terminates his employment for any reason other than for "cause," he will receive base pay at the rate of not less than $400,000 per annum during the then remaining term of his agreement, and will be entitled to retire at the expiration of the remaining term as if he were employed continuously during such period. Mr. Reynolds participates in the GenCorp Pension Plan, and will be entitled to a supplemental pension at any time after age 62 (or at a reduced rate at any time after age 56) offset by amounts paid under the GenCorp Pension Plan and the pension plan of his previous employer. Mr. Reynolds' pension provisions are described further in footnote (2) on page 12. The contract further provides that if Mr. Reynolds is disabled and unable to perform the duties of Chief Executive Officer prior to reaching age 62, the Company will pay him a monthly amount equal to 60% of his base monthly salary (offset for payments received under Social Security and under the Company's Long-Term Disability Insurance Program) until age 62.

  The Board of Directors elected Mr. John B. Yasinsky President, Chief Operating Officer and a director of the Company, effective November 1, 1993, and approved the principal terms of an employment agreement between Mr. Yasinsky and the Company. Pursuant to the terms of the agreement, Mr. Yasinsky will receive an initial base salary of $460,000 per year, and an initial year end payment for fiscal 1994 of not less than $200,000. The agreement provides that Mr. Yasinsky may elect to terminate his employment and receive (a) a termination payment equal to two times the sum of (i) his annual base salary at the time of termination and (ii) his year end payment for the last completed fiscal year preceding termination, and (b) a supplemental pension determined as described in footnote (2) on page 12 if the directors remove Mr. Yasinsky as President prior to the July 1995 Board of Directors meeting, fail to elect him Chairman and Chief Executive Officer at or before such meeting, or after electing him Chairman and CEO, remove him from such position prior to age 65 for any reason other than for "cause" as defined in the agreement. These termination provisions are in lieu of a severance agreement of the type described below which the Company has entered into with its other executive officers. The agreement also provides for a one-time payment of $300,000 to compensate for loss of a bonus from his former employer (reduced by any 1993 bonus amount actually received from his former employer), and a one-time payment of $500,000 to compensate for the loss or forfeiture of payments, benefits, or entitlements under plans or programs of his former employer. Pursuant to the agreement, Mr. Yasinsky was granted an option for 100,000 shares of GenCorp Common Stock under the Company's 1993 Stock Option Plan upon commencement of his employment, and he will participate in the Company's Long Term Incentive Program and be deemed to have been a participant therein during the entire 1993-1995 performance period. He will participate in the GenCorp Pension Plan, and will be entitled to a supplemental pension at any time after age 62, offset by the amount of any pension payments made from the GenCorp Pension Plan and any pension payment received from his former employer. In the event of death prior to electing a payment option, the supplemental pension will be paid to Mr. Yasinsky's surviving spouse for her life, calculated as if he had attained age 62, retired, and elected a joint and 100% survivor annuity. In the event of disability prior to age 62, the Company will pay Mr. Yasinsky an amount equal to 60% of his base monthly salary (offset for payments received under Social Security) until eligible for supplemental pension benefits at age 62.

  Severance agreements between the Company and Messrs. Reynolds, Ramseier, Isles, Steuert, Ennis and seven additional executive officers provide for payment of an amount equal to 125% of base salary multiplied by a factor of 3 if the executive officer's employment should terminate for any reason other than death, disability, willful misconduct or retirement within three years after a change in control as such term is defined in the agreements. The agreements renew annually unless terminated pursuant to provisions included therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee ("Committee") of the Board is composed entirely of nonemployee directors, although Mr. M. G. O'Neil, who served as Chairman of the Board until January 1987 and as Chief Executive Officer and President of the Company prior to his retirement in 1985, was a member of the Committee from December 1, 1992 until his retirement from the Board in March 1993. Current Committee members are Mr. P. J. Phoenix, Committee Chairman, and Messrs. R. D. Kunisch, H. A. Shaw and J. R. Stover.

COMPENSATION COMMITTEE FUNCTION

  The Committee advises and recommends to the Board of Directors the total compensation of the Chairman of the Board and Chief Executive Officer and the President. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes salary (base pay) and year end payment for the executive officers of the Company elected or appointed by the Board, other than those named above, and the base pay and year end payments of the principal executives of the consolidated Company are subject to ratification by the Committee. The Committee also administers the Company's long-term incentive plans and makes recommendations to the directors concerning awards under such plans.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  During fiscal 1993, executive compensation consisted of four components -- base pay, year end pay, options granted pursuant to the GenCorp Inc. 1993 Stock Option Plan and awards under the GenCorp Inc. Long Term Incentive Program. Awards made in 1993 under the Long Term Incentive Program did not provide any cash payments during 1993.

ANNUAL CASH COMPENSATION

  Base pay and year end pay comprise Annual Cash Compensation. Each year the Compensation Committee reviews historical information and current analyses from national executive compensation survey data provided by Hewitt Associates Total Compensation Database, Management Compensation Services Project 777 and Towers Perrin Compensation Data Bank. The data identified for comparative purposes is derived from surveyed companies which are classified into industry segments similar to the ones in which GenCorp operates and adjusted to reflect comparable sales. The 50th percentile of this external compensation data is used for comparative purposes.

BASE PAY

  The level of base pay for the reported executives is generally targeted in the area of 70% of competitive annual cash compensation. An analysis of competitive data indicated that an increase in these levels was appropriate for fiscal 1993. At its January 1993 meeting the Compensation Committee reviewed the recommendations of management and, with the concurrence of the nonemployee directors with respect to Messrs. Reynolds and Heckel, made the base pay changes shown in the Summary Compensation Table on page 8.

YEAR END PAY

  Year end payments (except for the CEO) are recommended by management to the Compensation Committee. Three factors provide the basis for these recommendations. First is the relative performance of the business unit with respect to return on assets and profitability compared to peer companies. Some of these peer companies are within the S&P Aerospace/Defense Index that is utilized in the Performance Graph depicted on page 18. These companies, as well as other aerospace and defense companies, are included in the group which is compared to GenCorp's aerospace segment. Automotive component manufacturing companies are reviewed in comparison to our automotive business and chemical and plastic manufacturers are compared to our polymers business. In addition to the absolute level of performance achieved, consideration is given to the year-to-year improvement in these measures. The third factor is individual performance. Each individual recommendation is compared on an Annual Cash Compensation basis to the midpoint of the external market data for comparable positions to ensure that annual compensation movement trends reflect individual and unit performance.

1993 LONG TERM INCENTIVE PROGRAM

  At its meeting on January 27, 1993 the Compensation Committee approved the establishment of a Long Term Incentive Program. This program has limited executive participation that includes certain reported executives. The purpose of the program is to motivate executives to achieve sustained improvement in predetermined performance objectives over a three-year period. At its meeting on March 30, 1993, the Compensation Committee adopted return on assets as the specific performance measure for each business unit, and set threshold, target, and maximum achievement levels to be attained for the three-year fiscal period 1993-1995. These performance targets were set by the Committee after reviewing historical business unit performance with comparison to industry norms. Potential compensation earnings for the reported executive range from 10% to 50% of average annual cash compensation.

STOCK OPTIONS

  The criteria used to determine stock option awards are applied uniformly to all executives including the most highly compensated executive officers. To be considered for an award the position must have sufficient scope and leadership responsibilities within the corporation to be able to impact the future financial success of the Company.

  Approximately one-fifth of the shares available for option under the Plan were designated for award in 1993 and possible use in executive recruitment. A. W. Reynolds had previously elected not to participate in this Plan.

  The criteria considered in arriving at the number of shares for individual awards include judgments concerning the incentive value of the awards and relationship of the awards to peer, subordinate and superior positions, competitive award practices presented in the Towers Perrin Long Term Incentive survey, prior awards and future performance expectations for the individual executives. Mathematical formulas are not used to establish individual awards. Continued employment and actual long term increase in the market price of GenCorp Common Stock will be the ultimate determinants of the value of the award. Awards made in 1993 under the Stock Option Plan do not provide any opportunity for exercise until 1994. Individual stock option awards granted in 1993 under the Plan for the reported executives are identified in the Stock Option Table on page 9.

COMPENSATION COMMITTEE POLICY WITH REGARD TO DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Internal Revenue Code Section 162(m) and proposed regulations thereunder respecting the non-deductibility of certain executive compensation payments in excess of $1 million do not affect the Company's compensation payments for fiscal 1993 or compensation expected to be paid in 1994. The Committee is currently evaluating the new Code requirements, the proposed regulations and the Company's compensation programs, and intends to adopt a policy with respect thereto following completion of the foregoing evaluation.

By: The Compensation Committee of the Board of Directors:

P. J. Phoenix      H. A. Shaw
R. D. Kunisch      J. R. Stover

CEO COMPENSATION

  At its meeting on January 27, 1993, the Committee reviewed Mr. Reynolds' compensation history and comparable CEO annual cash compensation data from the following executive compensation surveys: Hewitt Associates Total Compensation Database, Management Compensation Services Project 777 and Towers Perrin Compensation Data Bank. Data concerning historical executive compensation movement and trend projections were also taken into consideration. At this time the Committee reviewed the Company's return on assets and profitability performance and determined that it was near average for the peer group of comparator companies. After review and discussion of this information, the Committee recommended to the nonemployee directors that base pay for Mr. Reynolds be increased 4.0% for 1993.

  Year end pay for Mr. Reynolds is determined after the close of the 1993 fiscal year. Prior to its January 26, 1994 meeting, the Compensation Committee members were provided data concerning Mr. Reynolds' compensation history, comparable CEO compensation survey data from the surveys identified above, and comparative information concerning Company performance. At its January meeting, the Committee discussed the foregoing information and the Company's performance.

  During 1993, Mr. Reynolds continued to focus on several key strategic initiatives that resulted in improved financial performance and a strengthened financial condition. These initiatives included efforts to reposition GenCorp's business mix through the Reneer acquisition, the Henniges investment, which positioned the Automotive Segment in European markets -- a long-standing strategic objective of the Company; and formulating and implementing the strategy relative to Aerojet's Ordnance business. This shift in strategic direction was complemented by prior year actions that significantly reduced interest expense, current decisions that addressed very large health care liabilities and costs, and an important settlement covering a large portion of future environmental costs in Sacramento. Mr. Reynolds provided leadership and initiative in all of these.

  As a result, earnings per share increased 17% in 1993 compared to 1992 prior to restructuring charges. Beginning in fiscal 1991, the Company's stock has outperformed the S&P 500 index -- including a 36% Total Return to Shareholders in fiscal 1993 compared to 10% for the S&P 500. In addition, GenCorp Automotive and GenCorp Polymer Products are well positioned to offset the continued decline in Aerojet's business during 1994. The Company will adopt FAS 106 in the first quarter of 1994 with no material increase in ongoing retiree health care costs, and the Company will enter 1994 having made solid progress in dealing with future environmental liabilities through additional technical analysis, reserve actions, and various settlements. In recognition of the survey data, comparative information, and this overall performance, the Committee recommended that Mr. Reynolds' year-end pay be adjusted so that his total direct compensation for fiscal 1993 will exceed 1992 by 7.8%. Including this increase, in the five fiscal years after November 30, 1988, Mr. Reynolds' total direct compensation increased at a rate of 3.1% per year.

  Both of the foregoing recommendations were approved by the nonemployee directors.

By: The Nonemployee Members of the Board of Directors:

R. K. Jaedicke                P. J. Phoenix
P. X. Kelley                  R. B. Pipes
R. D. Kunisch                 H. A. Shaw
J. Lafontant-Mankarious       J. R. Stover
J. M. Osterhoff

                               PERFORMANCE GRAPH

     The graph compares the cumulative total shareholder return, assuming reinvestment of dividends, of the Company's Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Aerospace/Defense Index and the Standard & Poor's 500 Composite Stock Price Index.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
           AMONG GENCORP, S&P 500 INDEX, S&P AEROSPACE/DEFENSE INDEX

     Chart depicts the value, on the November 30 of the specified year, of $100 invested on November 30, 1988 in GenCorp Common Stock, the S&P 500 Index and the S&P Aerospace/Defense Index. Interconnecting lines indicate the monthly value of the investment.

                           1988     1989     1990     1991     1992     1993
                           ----     ----     ----     ----     ----     ----
GENCORP                    $100     $ 69     $ 36     $ 66     $ 72     $ 98
S&P AEROSPACE              $100     $113     $118     $135     $138     $190
S&P 500                    $100     $131     $126     $152     $180     $198

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Upon recommendation of the Audit Committee, and subject to ratification by the shareholders at the March 30, 1994 Annual Meeting, the Board of Directors has appointed Ernst &

Young as independent accountants to examine the consolidated financial statements of the Company for the fiscal year ending November 30, 1994.

  If the Board's appointment is not ratified, or if Ernst & Young declines to act or becomes incapable of action, or if their employment is discontinued, the Board will appoint other independent accountants whose continued employment after the next Annual Meeting of Shareholders shall be subject to ratification by the shareholders.

  Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and it is expected that they will respond to appropriate questions raised at the meeting.

  The persons named in the accompanying form of proxy intend to vote such proxies to ratify the appointment of Ernst & Young unless a contrary choice is indicated.

  The Board of Directors recommends a vote FOR ratification of the appointment of independent accountants.

                                 OTHER BUSINESS

  The Board of Directors is not aware of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy, pursuant to discretionary authority conferred thereby, to vote the proxy, in accordance with their best judgment on such matters.

                              GENERAL INFORMATION

SUBMISSION OF SHAREHOLDER PROPOSALS

  If a holder of the Company's Common Stock wishes to present a proposal for consideration at next year's Annual Meeting, any such proposal must be received on or before October 14, 1994 at the Company's offices located at 175 Ghent Road, Fairlawn, OH 44333, Attention: Secretary.

SOLICITATION EXPENSE

  The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, the Company may solicit proxies by personal interview, telephone and telegraph. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to their principals. The Company has also made arrangements with Georgeson & Company Inc., New York, NY, to assist in the solicitation of proxies for a fee of $8,000 plus reimbursement of normal expenses.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            By order of the Board of Directors,

                                            EDWARD R. DYE, Secretary
February 11, 1994

                                       GENCORP INC.

                         175 GHENT ROAD  --  FAIRLAWN, OHIO 44333

                           -------------------------------------

            PROXY FOR HOLDERS OF COMMON STOCK SOLICITED ON BEHALF OF THE BOARD
                                       OF DIRECTORS

                           -------------------------------------
 P

                The undersigned hereby appoints A. WILLIAM REYNOLDS, C. R.
            ENNIS and E. R. DYE, and each of them, his proxy, with power of substitution, to vote all shares of Common Stock of GenCorp Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333 on March 30, 1994, and any adjournments thereof, and appoints the proxyholders to vote as directed below
 R and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in Item 3:

                THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED
            BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED
 O          PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES IN
            ITEM 1, FOR ITEM 2 AND IN ACCORDANCE WITH THE PROXYHOLDERS' JUDGMENT ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ANY MATTERS OF OTHER BUSINESS REFERRED TO IN ITEM 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

            1. ELECTION OF DIRECTORS TO A THREE-YEAR TERM EXPIRING AT THE 1997
               ANNUAL MEETING.
 X

                          FOR ALL nominees listed below                            WITHHOLD AUTHORITY
                          (except as marked to the contrary below) / /             to vote for all nominees listed below / /

 Y
              J. M. Osterhoff, P. J. Phoenix, J. R. Stover and J. B. Yasinsky

              (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

            -------------------------------------------------------------------

                (CONTINUED, AND TO BE SIGNED AND DATED ON THE OTHER SIDE.)

            2. TO RATIFY THE BOARD OF DIRECTORS' selection of Ernst & Young as the independent accountants of the Company.

                                  / / FOR        / / AGAINST        / / ABSTAIN

            3. Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournments thereof.

                Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

 P                                                    PLEASE INDICATE ANY
                                                      CHANGE IN ADDRESS
 R
                                                DATE:...................., 1994
 O
                                                ...............................
 X                                              Signature

 Y                                              ...............................
                                                Signature if held jointly

                                                PLEASE SPECIFY CHOICES, SIGN,
                                                DATE AND RETURN IN THE ENCLOSED
                                                POSTAGE PAID ENVELOPE.

                             CONFIDENTIAL VOTING INSTRUCTIONS

                    TO: MELLON BANK, N.A., TRUSTEE FOR THE GENCORP INC.
                             SAVINGS AND PROFIT SHARING PLANS

                I hereby authorize the Trustee to vote (or cause to be voted)
            all shares of Common Stock of GenCorp Inc. which may be allocated to my account in the GenCorp Stock Fund of the GenCorp Savings Plan and/or the GenCorp Profit Sharing Plan at the Annual Meeting of Shareholders to be held at the Hilton Inn West, 3180 West Market
P Street, Akron, Ohio 44333 on March 30, 1994, and at any adjournments thereof, and direct the Trustee to vote as instructed below and in accordance with its judgment on matters incident to the conduct of the meeting and any matters of other business referred to in Item 3:
 R
            (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                                         COMPANY)

                THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED
            BY THE PLAN PARTICIPANT. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, FOR ITEM 2 AND IN ACCORDANCE WITH THE TRUSTEE'S
 O JUDGMENT ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ANY MATTERS OF OTHER BUSINESS REFERRED TO IN ITEM 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

            1. ELECTION OF DIRECTORS TO A THREE-YEAR TERM EXPIRING AT THE 1997
               ANNUAL MEETING.
 X

                          FOR ALL nominees listed below                            WITHHOLD AUTHORITY
                          (except as marked to the contrary below) / /             to vote for all nominees listed below / /

 Y
              J. M. Osterhoff, P. J. Phoenix, J. R. Stover and J. B. Yasinsky

              (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

            -------------------------------------------------------------------

                (CONTINUED, AND TO BE SIGNED AND DATED ON THE OTHER SIDE.)

            2. TO RATIFY THE BOARD OF DIRECTORS' selection of Ernst & Young as the independent accountants of the Company.

                                  / / FOR        / / AGAINST        / / ABSTAIN

            3. Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournments thereof.

                Please sign exactly as name appears below. YOUR SHARES MAY NOT
            BE VOTED BY THE TRUSTEE UNLESS YOU SIGN AND RETURN THIS CARD SO THAT IT WILL REACH THE TRUSTEE NOT LATER THAN MARCH 28, 1994.

 P                                                   PLEASE INDICATE ANY
                                                     CHANGE IN ADDRESS
 R
                                                DATE:...................., 1994
 O
                                                ...............................
 X                                              Signature

 Y PLEASE SPECIFY CHOICES, SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PAID ENVELOPE TO:

                                                       MELLON BANK, N.A.
                                                       C/O GENCORP INC.